Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS OF CYPRESS SEMICONDUCTOR CORPORATION

Pursuant to a resolution duly adopted by the Board of Directors of Cypress Semiconductor Corporation, a Delaware corporation (the “Company”), effective December 1, 2014, the Amended and Restated Bylaws are amended as follows:

RESOLVED, that the Company’s Amended and Restated Bylaws are hereby amended to add the following Article X:

“ARTICLE X

FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the Superior Court of California, County of Santa Clara (the “Specified Court”) (or, if the Specified Court does not have jurisdiction, the federal district court for the Northern District of California) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or the bylaws (in each case, as they may be amended from time to time), (d) any action against the corporation or any director, officer or other employee of the corporation to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws (in each case, as they may be amended from time to time) or (e) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.”